Exhibit 99

TITAN REPORTS 33% HIGHER SECOND QUARTER NET INCOME

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 28, 2006

Second quarter highlights:
•	Titan’s net income result was 33 percent higher in the second quarter, up to $5.6 million, compared to $4.2 million of net income in the second quarter of 2005.

•	Basic earnings per share achieved a 12 percent increase to $.28 in the second quarter, as compared to $.25 in the second quarter of 2005.

•	Diluted earnings per share also improved to $.24 for the second quarter, as compared to $.23 in the second quarter of 2005.

•	Titan’s stockholders’ equity increased $6.4 million in the second quarter to $187.7 million at June 30, 2006, from $181.3 million equity balance at the end of first quarter 2006.

•	Titan announced on April 24, 2006, that it is in negotiations with Continental Tire North America (CTNA) to acquire the assets of its off-the-road (OTR) tire manufacturing facility in Bryan, Ohio.

Recent developments:
It is anticipated that the United Steelworkers (USW) Local 890L of Bryan, Ohio, will vote on a new collective bargaining agreement with Titan Tire Corporation of Bryan on Saturday, July 29, 2006. As of July 27, 2006, CTNA, current owner of the OTR manufacturing facility, has agreed on substantially all of the terms of the Asset Purchase Agreement and related agreements with Titan, but under CTNA’s existing labor agreement with USW Local 890L, an agreement must be reached between Titan and the union to close the transaction. The transaction is also subject to the consent of all shareholders of CTNA. If USW Local 890L ratifies the contract on Saturday, July 29, and CTNA obtains shareholder consent by July 31, Titan and CTNA will tentatively close the transaction on Monday, July 31, 2006.

Statement of Chief Executive Officer:
“Titan achieved another positive quarter,” stated Titan Chairman and CEO Maurice Taylor Jr., “even with facing the strong head wind of an estimated five percent decrease in U.S. agricultural equipment demand and ever-higher raw material costs, especially in petroleum-based products. Titan continues to evaluate pricing in relation to these rising raw materials costs.

“In addition, our efforts with Continental Tire North America continue regarding the purchase of the off-the-road tire assets of the Bryan, Ohio, facility. Our goal is to finalize this transaction as soon as possible.”

Financial overview:
Titan International, Inc.’s net sales of $175.2 million for the second quarter of 2006 were higher than the second quarter 2005 sales of $134.7 million. Net sales for the first half of 2006 were $357.8 million, up from the $270.8 million recorded in the first half of 2005. The significantly higher sales level was attributed to an increase in market share related to the manufacturing capacity from the Freeport, Illinois, facility, which was acquired in December 2005.

Gross profit for the second quarter of 2006 was $22.4 million, as compared to $22.5 million in the second quarter of 2005. Year-to-date gross profit was $53.6 million for 2006, as compared to $46.6 million for 2005.

Income before taxes for the second quarter of 2006 was $9.3 million, as compared to $3.8 million in 2005. Year-to-date income totaled $23.7 million in 2006, as compared to $16.2 million in 2005.

The company recorded income tax expense of $3.7 million and $9.5 million for the three and six months ended June 30, 2006, as compared to an income tax benefit of $0.4 million and income tax expense of $0.8 million for the three and six months ended June 30, 2005.

Net income was $5.6 million for the second quarter of 2006, compared to $4.2 million in second quarter 2005. Year-to-date, net income was $14.2 million in 2006 and $15.4 million year-to-date in 2005.

For second quarter 2006, basic earnings per share were $.28, compared to $.25 at June 30, 2005. Year-to-date basic earnings per share were $.72, compared to $.93 year-to-date 2005.

Diluted earnings per share were $.24 for the second quarter of 2006 compared to $.23 in 2005. Year-to-date diluted earnings per share were $.60 for 2006 and $.74 for 2005. The company’s lower year-to-date diluted earnings per share resulted from the higher effective tax rate of 40 percent in 2006 versus 5 percent in 2005.

The company’s stockholders’ equity increased $19.9 million, or 12 percent, in the first half of 2006. Titan’s equity balance reached $187.7 million at June 30, 2006, a significant increase from the $167.8 million at December 31, 2005.

Form 10-Q:
For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on July 28, 2006.

Negotiations with CTNA to purchase Bryan, Ohio, assets:
Titan Tire Corporation, a subsidiary of Titan International, Inc., announced on April 24, 2006, that it is in negotiations with Continental Tire North America (CTNA) to acquire the assets of its off-the-road (OTR) tire manufacturing facility in Bryan, Ohio.

The asset purchase, if completed, will be subject to the approval of the Board of Directors of Titan and CTNA, CTNA’s shareholders and government regulations. In addition, the asset purchase is contingent upon the negotiation of an agreement between Titan and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) and its Local Union No. 890L. Sales at CTNA’s Bryan facility are approximately $125 million per year.

It is anticipated that the United Steelworkers (USW) Local 890L of Bryan, Ohio, will vote on a new collective bargaining agreement with Titan Tire Corporation of Bryan on Saturday, July 29, 2006. As of July 27, 2006, CTNA, current owner of the OTR manufacturing facility, has agreed on substantially all of the terms of the Asset Purchase Agreement and related agreements with Titan, but under CTNA’s existing labor agreement with USW Local 890L, an agreement must be reached between Titan and the union to close the transaction. The transaction is also subject to the consent of all shareholders of CTNA. If USW Local 890L ratifies the contract on Saturday, July 29, and CTNA obtains shareholder consent by July 31, Titan and CTNA will tentatively close the transaction on Monday, July 31, 2006.

Termination of cash merger discussions:
On October 11, 2005, the company received an offer from One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc., in a cash merger for $18.00 per share of Titan common stock. On April 12, 2006, Titan and One Equity announced the termination of discussions regarding the proposed cash merger. On April 17, 2006, the Company’s Board of Directors met and thanked the Special Committee, which had been formed to pursue discussions regarding One Equity’s proposed cash merger, for all their efforts expended and agreed that their Special Committee responsibilities have now been completed.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2005. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three and six months ended June 30, 2006 and 2005

Amounts in thousands except earnings per share data.	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$175,194	$134,709	$357,771	$270,838
Cost of sales	152,752	112,207	304,215	224,255
Gross profit	22,442	22,502	53,556	46,583

Selling, general & administrative expenses	8,589	8,228	19,954	16,838
Royalty expense	1,214	0	2,839	0
Idled assets marketed for sale depreciation	904	1,334	1,820	2,680
Income from operations	11,735	12,940	28,943	27,065

Interest expense	(3,709)	(2,353)	(7,432)	(4,942)
Noncash convertible debt conversion charge	0	(7,225)	0	(7,225)
Other income	1,313	404	2,149	1,314
Income before income taxes	9,339	3,766	23,660	16,212

Provision (benefit) for income taxes	3,736	(434)	9,464	811

Net income	$5,603	$4,200	$14,196	$15,401

Earnings per common share:
Basic	$.28	$.25	$.72	$.93
Diluted	.24	.23	.60	.74

Average common shares outstanding:
Basic	19,695	16,900	19,639	16,628
Diluted	26,081	25,186	26,003	25,128

Segment Information
Revenues from external customers (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Agricultural	$116,267	$90,819	$240,694	$180,278
Earthmoving/Construction	29,005	35,721	60,806	74,862
Consumer	29,922	8,169	56,271	15,698
Total	$175,194	$134,709	$357,771	$270,838

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	June 30,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$239	$592
Accounts receivable	98,231	47,112
Inventories	147,895	122,692
Deferred income taxes	11,604	20,141
Prepaid and other current assets	16,848	15,630
Total current assets	274,817	206,167

Property, plant and equipment, net	133,989	140,382
Idled assets marketed for sale	16,121	18,267
Investment in Titan Europe Plc	52,177	48,467
Goodwill	11,702	11,702
Other assets	15,247	15,771
Total assets	$504,053	$440,756

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$5,501	$11,995
Accounts payable	62,680	24,435
Other current liabilities	24,200	11,753
Total current liabilities	92,381	48,183

Long-term debt	189,615	190,464
Deferred income taxes	14,880	13,581
Other long-term liabilities	19,468	20,715
Stockholders’ equity	187,709	167,813
Total liabilities & stockholders’ equity	$504,053	$440,756

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489